Exhibit 10-R

FORD MOTOR COMPANY ANNUAL PERFORMANCE BONUS PLAN
(Amended and Restated as of January 1, 2023)
(Formerly known as the Ford Motor Company Annual Incentive Compensation Plan)

1. Purpose. This Plan, which shall be known as the "Ford Motor Company Annual Performance Bonus Plan" (formerly known as the Ford Motor Company Annual Incentive Compensation Plan) and is hereinafter referred to as the "Plan," is intended to increase shareholder value and the success of the Company by motivating employees of the Company (1) to perform to the best of their abilities and (2) to achieve the Company’s short-term performance objectives by incentivizing such employees to achieve certain short-term performance goals.

2. Definitions. As used in the Plan, the following terms shall have the following meanings, respectively:

(a) The term "Award" shall mean the cash compensation awarded under the Plan with respect to a Performance Period to a Participant eligible under Section 5(b).

(b) The term "Business Performance Factor " shall mean, with respect to an Award to be made for a Performance Period, the amount determined by the Committee pursuant to Section 9.

(c) The term "Committee" shall mean the Compensation, Talent and Culture Committee of the Board of Directors or such other independent committee as may be designated by the Board of Directors to perform the functions of the Compensation, Talent and Culture Committee with respect to this Plan.

(d) The term "Company" or "Ford" generally shall mean Ford Motor Company. When used in the Plan with respect to employment, the term "Company" shall include Subsidiaries of the Company.

(e) The term "Employee" shall mean any person who is regularly employed by the Company or one of its Subsidiaries at a salary (as distinguished from a pension, retirement allowance, severance pay, retainer, commission, fee under a contract or other arrangement, or hourly, piecework or other wage) and is enrolled on the active employment rolls of the Company or a Subsidiary, including, but without limitation, any employee who also is an officer or director of the Company or one of its Subsidiaries.

(f) The term “Executive Participants” shall mean all Section 16 Persons and any other persons determined to be “executive officers” by the Committee for purposes of the Committee Charter.

(g) The term “Joint Venture” shall mean an entity in which the Company owns (directly or indirectly) 50% or less of the voting stock or capital and in which the Company is actively involved in the management of the entity through Company employees or agents assigned to key positions (including board membership) within the entity, through contractual arrangements or rights, or through other means, but does not include dealerships or distributorships of the Company.

(h) The term "Participant" shall mean an Employee selected by the Committee to participate in the Plan for a Performance Period.

(i) The term "Performance Criteria" shall mean, with respect to any Award for a Performance Period, one or more of the following objective business criteria established by the Committee with respect to the Company and/or any Subsidiary, division, business unit or component thereof upon which the Performance Goals for a Performance Period are based: asset charge, asset turnover, automotive return on sales, capacity utilization, capital employed in the business, capital spending, cash flow, cost structure improvements, complexity reductions, customer loyalty, diversity, earnings growth, earnings per share, economic value added, environmental health and safety, facilities and tooling spending, hours per vehicle, increase in customer base, inventory turnover, market price appreciation, market share, net cash balance, net income, net income margin, net operating cash flow, operating profit margin, order to delivery time, plant capacity, process time, profits before tax, quality/customer satisfaction, return on assets, return on capital, return on equity, return on net operating assets, return on sales, revenue growth, sales margin, sales volume, total shareholder return, vehicles per employee, warranty performance to budget, variable margin, working capital, and any other criteria based on individual, business division, business unit, group or Company performance selected by the Committee.

(j) The term "Performance Goals" shall mean the one or more goals established by the Committee based on one or more Performance Criteria pursuant to Section 7 for the purpose of measuring performance in determining the amount, if any, of an Award for a Performance Period.

(k) The term "Performance Formula" shall mean, with respect to a Performance Period, the one or more objective formulas established by the Committee pursuant to Section 7 and applied against the Performance Goals in determining whether and the extent to which Awards have been earned for the Performance Period.

(l) The term "Performance Period" or "Period" shall mean, with respect to which a particular Award may be made under the Plan, the Company's fiscal year or any other period designated by the Committee for the purpose of measuring performance against Performance Goals.

(m) The term “Retirement” shall mean for a U.S. Participant (i) hired or rehired prior to January 1, 2004, that the Participant has met the minimum age and service requirements for early or normal retirement under the General Retirement Plan or (ii) hired or rehired on or after January 1, 2004, that the Participant is at least age 55 with ten or more years of continuous service or is age of 65 or older with five or more years of continuous service. For a non-U.S. Participant, as retirement is defined by the Company or law in that region. The chief people and employee experience officer of the Company (or such individual holding comparable roles in the event of a restructuring of positions or re-designation of titles) shall have the binding authority to determine how many years of continuous service a Participant has at any given time.

(n) The term "Section 16 Person" shall mean any employee who is subject to the reporting requirements of Section 16(a) or the liability provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.

(o) The term "Subsidiary" shall mean (i) any corporation a majority of the voting stock of which is owned or controlled, directly or indirectly, by the Company or (ii) any limited liability company a majority of the membership interest of which is owned or controlled, directly or indirectly, by the Company.

(p) The term "Target Award" shall mean, with respect to a Performance Period, the Target Award amount established for each applicable leadership level, band, division or other group of participants by the Committee pursuant to Section 6 hereof.

(q) The term “Termination of Employment” shall mean, subject to Section 13, the cessation of a Participant’s employment relationship with the Company or a Subsidiary such that the Participant is determined by the Company to no longer be an Employee of the Company or such Subsidiary, as applicable; provided, however, that, unless the Company determines otherwise, such cessation of the Participant’s employment with the Company or a Subsidiary, where the Participant’s employment for the Company continues at another Subsidiary, shall not be deemed a cessation of employment or service that would constitute a Termination of Employment; provided, further, that a Termination of Employment shall be deemed to occur for a Participant employed by a Subsidiary when the Subsidiary ceases to be a Subsidiary unless such Participant’s employment continues with the Company or another Subsidiary. The chief people and employee experience officer of the Company (or such individual holding comparable roles in the event of a restructuring of positions or re-designation of titles) shall have the binding authority to determine whether a Participant has had a cessation of his or her employment with the Company or a Subsidiary.

3. Effective Date. This amendment and restatement of the Plan shall be effective as of January 1, 2023.

4. Administration.

(a) Committee is the Administrator. The Plan shall be administered by the Committee and anyone acting pursuant to authority assigned by the terms of the Plan or delegated by the Committee. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board of Directors. All decisions of the Committee, and its assignees or delegees, shall be final, conclusive and binding upon all parties, including the Company, its stockholders and Participants and any beneficiaries thereof.

(b) Committee Authority. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine which Employees shall be granted Awards in respect of a Performance Period, (ii) prescribe the terms and conditions of Awards, including whether, to what extent, and under what circumstances Awards may be forfeited or suspended, (iii) interpret, administer, reconcile any inconsistency or correct any defect in the Plan and/or any Award granted thereunder (including, without limitation, any agreement pursuant to which such Award is granted), (iv) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, (v) interpret, amend, or revoke any such rules, and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration and/or operation of the Plan. The Committee may exercise its powers and discretion hereunder in a non-uniform manner among Participants.

(c) Delegation by Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more committees, directors, officers, and/or other employees of the Company except that any matters affecting Section 16 Persons or Executive Participants shall remain with the Committee.

5. Eligibility.

(a) Eligibility to Participate. All Employees are eligible to be selected to participate in the Plan. The Committee shall, in its sole discretion, designate which Employees will be Participants for the applicable Performance Period. The Committee may, in its sole discretion, designate an employee of a Joint Venture a Participant for the applicable Performance Period, and such employee will be treated as an Employee of the Company or a Subsidiary solely for purposes of this Plan.

(b) Eligibility for Awards. An Award with respect to a Performance Period may be made pursuant to Section 11 of the Plan to (i) Participants for such Performance Period who shall have been an Employee at any time during such Performance Period, or to (ii) the beneficiary or beneficiaries or legal representatives, as the Committee in its sole discretion shall determine, of any such person whose employment shall have been terminated by reason of his or her death during such Performance Period.
(c) Eligibility of Committee Members. No person while a member of the Committee shall be eligible to participate under the Plan or receive an Award.

6. Determination of Target Awards. The Committee shall establish the Target Award for each applicable leadership level, band, division, or other group of Employees selected to participate in the Plan with respect to a Performance Period, subject to any limitations established by the Committee. The Target Award is the amount that a Participant may earn under an Award if targeted performance levels are achieved (including corporate and individual performance). Target Awards may be denominated as a percentage of base salary or a dollar amount, or a combination thereof. The fact that a Target Award is established for a Participant's leadership level, band, division or other group for a Performance Period shall not entitle such Participant to receive an Award.

7. Selection of Performance Criteria and Establishment of Performance Goals and Performance Formula; Minimum Threshold Objective. The Committee shall select the Performance Criteria and establish the related Performance Goals to be used to measure performance for a Performance Period and the Performance Formula to be used to determine what portion, if any, of an Award has been earned for the Performance Period. The Performance Criteria may be expressed in absolute terms or relate to the performance of other companies or to an index. The Committee may establish a minimum threshold objective for any Performance Goal for any Performance Period, which if not met, would result in no Award being made to any Participant with such Performance Goal for such Performance Period. For purposes of clarity, the Performance Goals established by the Committee may be (but need not be) different for each Performance Period and different Performance Goals may be applicable to different Participants.

8. Adjustments to Performance Goals, Performance Formula or Performance Criteria. For purposes of determining Awards, the Committee may adjust or modify any of the Performance Goals, Performance Formula and/or the Performance Criteria for any Performance Period in order to prevent the dilution or enlargement of the rights of such Participants under the Plan (i) in the event of, or in anticipation of, any unusual or extraordinary item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring event affecting the Company or the financial statements of the Company or Ford Motor Credit Company LLC, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions, and (iii) for any other reason or circumstance deemed relevant to the Committee in its sole discretion.

9. Determination of Business Performance Factor. As soon as practicable following, but not later than the December 31st immediately following, the end of a Performance Period, the Committee shall determine the Business Performance Factor applicable for the Participant for the Performance Period against the accomplishment of the related Performance Goals for such Participant. The Business Performance Factor shall not exceed 200%. The Committee may, in its sole discretion, use a modified or adjusted Business Performance Factor for determining the amount of individual Awards.

10. Determination of Individual Awards. Subject to achievement of any applicable minimum threshold objectives established under Section 7, fulfillment of the conditions set forth in Section 13, and compliance with the eligibility requirements set forth in Section 5(b), the Committee shall, as soon as practicable following, but not later than the December 31st immediately following, the end of a Performance Period, determine the amount of each Award to be made to a Participant under the Plan for the Performance Period, which amount shall, except as otherwise provided below, be the Business Performance Factor multiplied by the Target Award determined for such Participant for such Period pursuant to Section 9. The Committee may, in its sole discretion, reduce the amount of any Award that otherwise would be awarded to any Participant for any Performance Period. In addition, the Committee may, in its sole discretion, increase the amount of any Award that otherwise would be awarded to any Participant for a Performance Period to an amount that is higher than the applicable Business Performance Factor multiplied by the Target Award based on exceptional individual, unit, division, group or Company performance. A Participant’s final Award may be adjusted up or down by their management to reflect their individual performance, except that any matters affecting Section 16 Persons or Executive Participants shall remain with the Committee. Individual Award amounts may be less than (including $0) or greater than 100% of the related Target Award. Notwithstanding anything contained in the Plan to the contrary, the Committee may determine in its sole discretion not to make an Award to a particular Participant or to all Participants selected to participate in the Plan for any Performance Period.

11. Distribution and Form of Awards.

(a) Timing of Payment. Except as otherwise provided in Section 11(b) or in Section 13, distribution of Awards for a Performance Period shall be made on, or as soon as practicable after, the distribution date for such Awards determined by the Committee, which date shall be on or before March 15 following the end of the applicable Performance Period, but in no event shall such date be later than the December 31 immediately following such March 15, and shall be payable in cash. Except as otherwise provided herein, no Participant shall have the unconditional right to an Award hereunder until the Performance Period has concluded and the exact amount of the Award (if any) has been determined by the Committee in accordance with Section 10. Except as otherwise provided in Section 12, payment of any Award is subject to continued active employment with the Company or any of its Subsidiaries until the date the Award is paid.

(b) Mandatory Deferral of Awards. The Committee shall determine whether, and the extent to which, any Awards under the Plan will be mandatorily deferred and the terms of any such deferral. In no event may any mandatory deferral pursuant to this paragraph be made later than the last day of the sixth month of the applicable Performance Period. Additionally, no mandatory deferral may be made pursuant to this paragraph if, at the time of such mandatory deferral, the amount of any Award subject to such mandatory deferral is substantially certain. In all events, any such deferral shall be effected pursuant to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Code").

12. Effect of Termination of Employment. Subject to Section 13, and unless otherwise determined by the Committee in its sole discretion and as may be determined in any individual case, the following shall apply with respect to a Participant’s Award upon such Participant’s Termination of Employment.

(a) Termination of Employment. Except as set forth below in Sections 12(b) and 12(c), in the event of the Participant’s Termination of Employment for any reason, any unpaid portion of any Award shall be forfeited.

(b) Termination of Employment due to Death. Subject to Section 11, and any applicable deferral plan or arrangement, and except as otherwise provided in Section 12(b)(i), if a Participant dies on or before the last day of the Performance Period and before payment of his or her final Award, the Participant’s final Award will be determined after the end of the Performance Period in accordance with Section 10 and will be prorated for the number of months the Participant worked during the Performance Period. Such final Award shall be distributed in a single lump sum cash payment in accordance with Section 11(a) and applicable law. Any such payment will be paid at, or as soon as reasonably practicable after, such time as the Participant’s Award would have been paid to the Participant if the Participant had survived and fulfilled all applicable conditions under Section 13 and any applicable deferral plan or arrangement until the date of death.

(i) Designation of Beneficiaries by U.S. Participants. Notwithstanding the preceding language in this Section 12(b), a Participant who is subject to U.S. laws may file a written beneficiary designation with the Company (in such form and manner, and subject to such limitations, as the Committee may determine) to designate a beneficiary or beneficiaries to receive any undistributed amount of an Award that was not deferred under a Company deferral arrangement or plan and that would have been payable to such Participant had the Participant survived and fulfilled all applicable conditions under Section 13 and any applicable deferral plan or arrangement until the time of death. Any such beneficiary designation shall be controlling; provided, however, that if applicable law requires the Company to pay all or any portion of such an amount to the legal representative(s) of the Participant, such payment shall satisfy any and all liability and/or obligation under the Plan with respect to such Participant. Participants may revoke or change such a beneficiary designation from time to time. Subject to the provisions of Section 11, and any applicable deferral plan or arrangement, upon the death of a Participant who has designated a beneficiary in accordance with this Section 12(b)(i), the undistributed amount of such Participant's Award shall be distributed to any surviving designated beneficiary or beneficiaries in a single lump sum cash payment in accordance with Section 11(a) at, or as soon as reasonably practicable after, such time as the Participant’s Award would have been paid to the Participant if such Participant had survived. If a Participant who is subject to U.S. law does not file a written beneficiary designation in accordance with this Section 12(b)(i), or such designated beneficiary does not survive the Participant, any undistributed amount of an Award that otherwise would have been payable to such Participant shall be paid to such Participant’s legal estate.

(c) Termination of Employment due to Retirement. Subject to the conditions under Section 13, if a Participant has a Termination of Employment due to a voluntary Retirement effective on or before the last day of the Performance Period and before payment of his or her final Award, the Participant’s final Award will be determined after the end of the Performance Period in accordance with Section 10 and will be prorated for the number of months the Participant worked during the Performance Period. Payment of any such Award will be paid in accordance with Section 11.

13. Conditions to Payment of Awards. As a condition precedent to the payment of the final Award, each Participant shall refrain from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary thereof and shall refrain from acting in a manner inimical or in any way contrary to the best interests of the Company, as determined under the sole discretion of the Committee or the chief people and employee experience officer of the Company (or such individual holding comparable roles in the event of a restructuring of positions or re-designation of titles). The Committee or the chief people and employee experience officer of the Company (or such individual holding comparable roles in the event of a restructuring of positions or re-designation of titles) may make such determination at any time prior to payment in full of an Award.

14. Limitations. A Participant shall not have any interest in any Award until it is distributed in accordance with the Plan. The fact that an Employee has been selected to be a Participant for a Performance Period shall not in any manner entitle such Participant to receive an Award for such period. The determination as to whether or not such Participant shall be paid an Award for such Performance Period shall be determined solely in accordance with the provisions of Sections 10 and 13 hereof. All payments and distributions to be made thereunder shall be paid from the general assets of the Company. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any employee, former employee or any other person. The Plan shall not constitute part of any Participant's or Employee's employment contract with the Company or any participating Subsidiary. Participation in the Plan shall not create or imply a right to continued employment.

15. Withholding of Taxes, etc. The Company shall have the right to withhold an amount sufficient to satisfy any federal, state or local income taxes, FICA or Medicare taxes, non-U.S. taxes or other amounts that the Company may be required by law to pay with respect to any Award, including withholding payment from a Participant's current compensation. The Company has no duty to design its compensation policies in a manner that minimizes an individual’s tax liabilities, including tax liabilities arising as a result of any distribution or Awards under the Plan. No claim shall be made against the Plan or the Company relating to tax liabilities arising from employment with the Company and/or any compensation or benefit arrangements sponsored or maintained by the Company, including this Plan.

16. No Assignment of Benefits. No rights or benefits under the Plan shall, except as otherwise specifically provided by law, be subject to assignment (except for the designation of beneficiaries pursuant to Section 12(b)), nor shall such rights or benefits be subject to attachment or legal process for or against a Participant or his or her beneficiary or beneficiaries, as the case may be.

17. Administration Expense. The entire expense of offering and administering the Plan shall be borne by the Company and its participating Subsidiaries.

18. Amendment, Modification, Suspension and Termination of the Plan; Rescissions and Corrections. The Committee, at any time may terminate, and at any time and from time to time, and in any respect, may amend or modify the Plan or suspend any of its provisions. The Committee at any time may rescind or correct any actions made in error or that jeopardize the intended tax status or legal compliance of the Plan.

19. Indemnification and Exculpation.

(a) Indemnification. Each person who is or shall have been a member of the Committee, the chief people and employee experience officer of the Company (or such individual holding comparable roles in the event of a restructuring of positions or re-designation of titles), and anyone acting pursuant to authority delegated by the Committee, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be or become a party or in which such person may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof (with the Company's written approval) or paid by such person in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such person's lack of good faith; subject, however, to the condition that upon the institution of any claim, action, suit or proceeding against such person, such person shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's behalf. The right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such person harmless.

(b) Exculpation. Each member of the Committee, and anyone acting pursuant to authority delegated by the Committee, shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan or any appropriate person or persons other than such person. In no event shall any person who is or shall have been a member of the Committee, and anyone acting pursuant to authority delegated by the Committee, be held liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including the furnishing of information) taken or any failure to act, if in good faith.

20. Finality of Determinations. Each determination, interpretation or other action made or taken pursuant to the provisions of the Plan by the Committee, and anyone acting pursuant to authority delegated by the Committee, shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Company, its stockholders, the Committee and each of the members thereof, and anyone acting pursuant to authority delegated by the Committee, and the directors, officers, and employees of the Company, the Plan Participants, and their respective successors in interest.

21. Code Section 409A. All Awards are intended to be exempt from, or in compliance with, Section 409A of the Code, and the regulations issued thereunder, and the Plan is to be construed accordingly. The Company reserves the right to take such action as the Company deems necessary or desirable to ensure Awards are exempt from, or comply with, Code Section 409A, and the regulations issued thereunder. Notwithstanding the foregoing, any employee or beneficiary receiving an Award shall be responsible for any taxes related to such distribution, including any taxes under Code Section 409A.

22. Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Michigan.